EXHIBIT 10.1


Consulting Agreement with Maria Stalteri

		CONSULTING SERVICES AGREEMENT

 This Consulting Services Agreement (Agreement), dated November 1, 2001, is made by and between Maria Stalteri, an individual
 (Consultant), whose address is 238 Albion Road, Suite 103, Rexdale Ontario, Canada and Datastand Technologies Inc, an Indiana corporation (Client), having its principal place of business at 415 Oakdale
 Road, Suite 224, Toronto, Ontario, M3N-1W7.

 WHEREAS, Consultant has extensive background and experience in the Insurance Industry, and is engaged by the company to provide business strategies in developing new products for licensing by the Client. Consultant, at her own expense, may engage other parties in the insurance industry or related fields to assist Consultant to provide the most efficient and expeditious service to Client; The Client desires to continue to engage Consultant to provide knowledge and expertise in helping identify data opportunities for the insurance industries and the Consultant is expected to be called upon to handle a variety of matters relating to this; The Consultant shall provide advice to, undertake for and consult with the Company concerning the implementation of short-range and long-range strategic planning to identify market opportunies and enhance the Company's database products and services for the insurance industry;

 WHEREAS, Consultant desires to be engaged by Client to provide information, evaluation and consulting services to the Client in her areas of knowledge and expertise on the terms and subject to the conditions set forth herein;

 WHEREAS, Client is a publicly held corporation with its common stock shares trading on the Over the Counter Bulletin Board under the ticker symbol DATT, and desires to further develop its business of the Client and its image;

 and WHEREAS, Client desires to engage Consultant to provide information, evaluation and consulting services to the Client in her areas of knowledge and expertise on the terms and subject to the conditions set forth herein.

 NOW, THEREFORE, in consideration for those services Consultant provides to Client, the parties agree as follows:

 1. Services of Consultant.

 Consultant agrees to perform for Client all necessary services required to evaluate the advantages and disadvantages of new product development and marketing as related to the Insurance industry. Consultant has extensive background and experience in the Insurance Industry, and is engaged by the company to provide business strategies in developing new products for licensing by the Client. Consultant, at her own expense, may engage other parties in the insurance industry or related fields to assist Consultant to provide the most efficient and expeditious service to Client; The
 Client desires to continue to engage Consultant to provide knowledge and expertise in helping identify data opportunities for the insurance industries and the Consultant is expected to be called upon to handle a variety of matters relating to this; The Consultant shall provide advice to, undertake for and consult with the Company concerning the implementation of short-range and long-range strategic planning to identify market opportunies and enhance the Company's database products and services for the insurance industry.

 2. Consideration.

Client agrees to pay Consultant, as her fee and as consideration for services provided, nine hundred and twenty five thousand (925,000) shares of common stock . Shares are due and payable by December 17, 2001.

 3. Confidentiality.

 Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data (Confidential Information). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

 4. Late Payment.

 Client shall pay to Consultant all fees within fifteen (15) days of the due date. Failure of Client to finally pay any fees within fifteen (15) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the Services provided by Consultant, will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Client from payment of fees, and, in the event of collection enforcement, Client shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, courts costs, and collection agency fees.

 5. Indemnification.

 (a) Client. Client agrees to indemnify, defend, and shall hold harmless Consultant and /or her agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client, or any Client Content to be provided by Client and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

 (b) Consultant. Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

 (c) Notice. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

 6. Limitation of Liability.


 Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Client for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed ten percent (10%) of the fee paid by Client to Consultant for the specific service provided that is in question.

 7. Termination and Renewal.

 (a) Term. This Agreement is payment for services previously rendered to Client by Consultant for the period 11/01/2001 - 10/31/2002, and as such carries no Termination and Payment terms.

 8.  Miscellaneous.

 (a) Independent Contractor. This Agreement establishes an independent contractor relationship between Consultant and Client.

 (b) Rights Cumulative; Waivers. The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

 (c) Benefit; Successors Bound. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

 (d) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

 (e) Assignment. Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

 (f) Amendment. This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

 (g) Severability. Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

 (h) Section Headings. The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. (i) Construction.

 Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

 (j) Further Assurances. In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

 (k) Notices.

 Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. Canada Post, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

 To Client:

 Berto Napoleone, Datastand Technologies Inc
 415 Oakdale Road, Suite 224 Toronto, Ontario M3N-1W7

 To Consultant:

 Maria Stalteri
 238 Albion Road, Suite 103
 Rexdale Ontario, Canada



(l) Governing Law.

 This Agreement shall be governed by the interpreted in accordance with the laws of the Province of Ontario without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the courts of the Province of Ontario in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

 (m) Consents.

 The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

 (n) Survival of Provisions.

 The provisions contained in paragraphs 3, 5, 6, and 8 of this Agreement shall survive the termination of this Agreement.

 (o) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

 By:  /s/ Berto Napoleone

 Berto Napoleone, Secretary

 /s/ Maria Stalteri
 Maria Stalteri